EXHIBIT 99

                         INDEPENDENT ACCOUNTANTS' REPORT


The Board of Directors
The Money Store Inc.:

We have examined Management's Assertion about The Money Store Inc. and subsidiaries (the Company) compliance with the minimum servicing standards relating to mortgage loans, commercial loans and auto loans, identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standard V. 4 which is inapplicable to the servicing of auto loans, as of and for the year ended December 31, 1997 included in the accompanying Management Assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on Management's Assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, Management Assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.

                                            /S/   KPMG PEAT MARWICK LLP


February 11, 1998

February 11, 1998


                             MANAGEMENT'S ASSERTION

As of and for the year ended December 31, 1997, the Money Store Inc. and subsidiaries (the Company) has complied in all material respects with the minimum servicing standards relating to mortgage loans, commercial loans and auto loans as set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, except for minimum servicing standard V.4, which is inapplicable for auto loans. As of and for this same period, the Company had in effect a fidelity bond policy, an errors and omissions policy, a mortgage impairment policy and an excess mortgage impairment policy in the amounts of six million, ten million, one million and two million, respectively.



/S/ JAMES K. RANSOM                                 /S/ JOHN C. HILL
-------------------------                           ------------------------
James K. Ransom                                     John C. Hill
VICE PRESIDENT AND                                  SENIOR VICE PRESIDENT AND
PRINCIPAL ACCOUNT OFFICER                           DIRECTOR - NATIONAL
MORTGAGE SERVICES



                                                    /S/BERT NIXON
-------------------------                           ------------------------
Donald Coombe                                       Bert Nixon
VICE PRESIDENT                                      SENIOR VICE PRESIDENT
NATIONAL LOAN SERVICING                             CORPORATE OPERATIONS
TMSCLD                                              AUTO FINANCE



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John Boland
SENIOR VICE PRESIDENT
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